UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest reported)  October 15, 2002

Merlin Software Technologies International, Inc.
(Exact name of registrant as specified in its charter)

Nevada
(State or other jurisdiction of incorporation)

0-27189
(Commission File Number)

88-0398103
(IRS Employer Identification No.)

4370 Dominion Street, 3rd Floor
Burnaby, British Columbia, Canada V5G 4L7
(Address of principal executive offices and Zip Code)

Registrant's telephone number, including area code (604) 320-7227

Not applicable
(Former name or former address, if changed since last report.)

Item 5. Other Events and Regulation FD Disclosure

Merlin Software Technologies International, Inc. has been unsuccessful in its efforts to raise financing with the result that:

  it has had to terminate the employment of all of its employees; and

  terminate all of its operations.

All of Merlin Software Technologies International, Inc.'s directors and officers have formally resigned from their respective positions with the company and its subsidiary, Merlin Software Technologies Inc., but certain former directors and officers of the company have volunteered to try and arrange for an assignment in bankruptcy under the Bankruptcy and Insolvency Act (Canada) to ensure an orderly wind up of the company's and its subsidiary's affairs. Unfortunately, as at the date hereof, the company has insufficient funds to retain a trustee in bankruptcy as a necessary first step in any such bankruptcy proceedings.

Merlin Software Technologies International, Inc. and its subsidiary have been served with a Determination issued by the Director of Employment Standards pursuant to the Employment Standards Act (British Columbia). Under the Determination, the companies have been ordered to cease contravening certain specified provisions of the Employment Standards Act (British Columbia), as well as to pay CDN$493,287.03 in respect of unpaid wages owed to former employees of the two companies. Pursuant to the Determination, the Director of Employment Standards has caused a bailiff to enter the companies' premises in Burnaby, British Columbia, and seize their respective assets.

The companies' landlord has also posted a notice of seizure at the companies' premises in Burnaby due to unpaid rent.

On October 25, 2002, Merlin Software Technologies International, Inc. and its subsidiary received notice from the Series B Noteholders advising that the Series B Noteholders consider the companies to be in breach of the Series B Notes and other agreements associated with the Series B Notes. The Series B Noteholders have provided the companies with ten (10) days to cure the breach, after which they have stated they will pursue the remedies provided for in the Series B Notes and the associated agreements.

Item 7. Exhibits

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MERLIN SOFTWARE TECHNOLOGIES INTERNATIONAL, INC.

Date: November 6, 2002

/s/ William Johnson

William Johnson, former Chief Executive Officer